SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940


                  The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:    GEORGIA DAILY MUNICIPAL INCOME FUND, INC.

Address of Principal Business Office (No. & Street, City, State and Zip Code):

                  c/o Reich & Tang Asset Management L.P.
                  600 Fifth Avenue, New York, New York  10020

Telephone Number (including area code):     (212) 830-5296

Name and Address of agent for service of process:

                  Steven W. Duff
                  c/o Reich & Tang Asset Management L.P.
                  600 Fifth Avenue
                  New York, New York  10020

Check Appropriate Box:

                  Registrant is filing a Registration Statement pursuant to
                  Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of form N-8A:

                          YES   X            NO
                                ---              ----

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                                   SIGNATURES


Form of signature if registrant is an investment company having a board of directors:

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of New York and State of New York on the 9th day of October, 1997.


                                    Signature:    GEORGIA DAILY MUNICIPAL INCOME
                                                  FUND, INC.


                                                  By:
                                                        Steven W. Duff
                                                        Director

Attest:



641453.1